IGI | Business Overview

Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated May 6, 2022
Relating to the Preliminary Prospectus dated May 5, 2022
Registration Statement File No. 333-262167

Statement About Free Writing Prospectus

This free writing prospectus relates to the proposed public offering of common units, consisting of shares of common stock, par value $0.001 per share, and redeemable warrants to purchase shares of common stock, of Infinite Group, Inc. (the "Company") which is being registered on a Registration Statement on Form S-1, as amended (File No. 333-262167) (the "Registration Statement"). This free writing prospectus should be read together with the preliminary prospectus dated May 5, 2022, included in that Registration Statement which can be accessed through the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/884650/000165495422006127/imci_s1a.htm

The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Aegis Capital Corporation, 810 7th Avenue, 18th Floor, New York, NY 10019 by email at syndicate@aegiscap.com or by telephone at (212) 813-1010.

Forward-Looking Statements

Certain statements made in this presentation are "forward-looking statements" regarding the plans and objectives of management for future operations and market trends and expectations. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Important factors that could cause actual results to differ from those in the forward-looking statements include the impact of the COVID-19 pandemic, the successful development of our sales and marketing capabilities, our ability to develop enhancements or new software and scale our platforms, our ability to protect our intellectual property, our ability to work with partners in selling our technologies to businesses, successful completion and integration of strategic acquisitions, attracting and retaining qualified employees and key personnel and effectively managing cybersecurity risk for our clients and ourselves. More detailed information about these factors may be found in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021.

The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the expansion of our business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Market data and industry information used herein are based on our management's knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon managements review of independent industry surveys, forecasts and publications and other publicly available information prepared by a number of third-party sources. All of the market data and industry information used herein involves a number of assumptions and limitations which we believe to be reasonable, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, we cannot guarantee the accuracy or completeness of this information, and we have not independently verified this information.

The statements made herein speak only as of the date of this presentation. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. The terms "Infinite Group", "IGI", "we", "our", "us", or any derivative thereof, as used herein refer to Infinite Group, Inc., a Delaware corporation.

Confidential

Offering Details

Issuer	Infinite Group, Inc.
Offering Type	Nasdaq – Uplist IPO
Price Range	\$6.50 - \$8.50 (Target Price of \$7.50)
Units Offered	2,000,000, overallotment of 15% (300,000) - 1 ordinary share & 2 redeemable non-trading warrants
Gross Proceeds	\$15,000,000
Listing/Symbol	IMCI
Pre-Offering Shares	Approx. 1,250,000 (assumes 27-to-1 reverse split)
Use of Proceeds	Pratum acquisition (\$8.5M), Sales/Marketing (\$2M), Software development (\$.5M), Debt reduction (\$1.8M) & Working Capital (\$.5M)
Underwriters	Aegis Capital Corp. – Bookrunning Manager

IGI

About IGI

Growth oriented, public cybersecurity company uniquely positioned with recurring revenue in SaaS Technology and Services combined with a roll-up strategy to address a highly fragmented market



Public Company Structure (OTCQB:IMCI)

Focused on Shareholder Value & Profitability

SMB to Mid-Size Enterprise Customers with Highly Developed Channel Structure

Market & Growth Plan

Roll Up Strategy

- Acquisition and roll-up of cybersecurity companies under IGI
- Increased public valuation (increased multiples & market cap)
  - Move from OTCQB to NASDAQ
- Key team members have significant M&A experience
- Definitive agreement in place and other opportunities being pursued

Go to Market

- 20+ years of INFOSEC background and pedigree
- Channel relationships - Telarus, SYNNEX, Staples, Perspecta, growing MSP base
- IGI CyberLabs
  - Nodeware SaaS Platform with recurring revenue to drive increased multiples
  - $3 million investment to date
  - Patent Portfolio



Managed Detection and Response (MDR)
Virtual CISO (vCISO)
Compliance
Penetration Testing
Cybersecurity IP/Tech
Incident Response
Acquisition Targets

IGI

M&A Objectives - WIP

Definitive Agreement for Pratum, Inc.

- Iowa-based Company with national reach(13 years)
- $4.4M in Revenue, >$200K EBITDA (GAAP)
- Purchase Price $8.5M – 2x revenues
- Post-acquisition economy of scale:
  - Complementary services to enhance offerings of IGI (Fractional CISO, Penetration Testing, Risk Assessments)
  - Fully-functional Security Operations Center (SOC) & mature Extended Detection and Response (XDR) solution
  - Provides technical bench strength
  - Recurring revenues
- Roll up strategy alignment

IGI

Working with outside brokers to identify other targets

IGI

IGI (Infinite Group, Inc.)

IGI Cybersecurity	Pratum®**	IGI CyberLabs
CISO Team-as-a-Service™ PenLogic™ Security Assessments Incident Response	SOC/XDR Fractional CISO Penetration Testing Forensics	Nodeware® Vulnerability Management Cloud security development

**Pratum is currently under a definitive agreement with IGI

IGI Corporate Executives



James Villa
CEO, Board Member

Jim serves as Chief Executive Officer and is on the Board of Directors of IGI. Jim has over 35 years of professional experience investing, raising capital, and consulting with a variety of public and privately held organizations.



Andrew Hoyen
President/COO, Board Member

Andrew serves as President & COO and is on the Board of Directors of IGI. He brings over 25 years of experience in strategy, M&A, and management from a variety of executive roles at Fortune 100 companies like Eastman Kodak, Carestream, and Toyota.



Rich Glickman
VP, Finance & CAO

Rich's background in finance and accounting spans over 30 years at various private and publicly held companies. His primary responsibilities include accounting, financial reporting, financial analyses, and various special projects.

IGI Leadership Team



Rich Popper,
VP, Business Development

Rich brings over 30 years of experience in technology in executive roles that encompass business & channel development, operations, M&A and software product management.



Stuart Cohen
President, IGI CyberLabs

Stuart brings 35 years of experience of industry experience in high tech, open source, and cybersecurity collaboration. As the Founder of The Cybersecurity Collaborative and a former VP at the CyberRisk Alliance & IBM, Stuart brings a wealth of knowledge to IGI's cybersecurity software and SaaS focused subsidiary.



Kevin Hutchinson,
VP, Cybersecurity Services

Kevin, a United States Army veteran, brings over 25 years of information technology & security experience and leadership to IGI. Kevin has worked as a CIO and Information Security Officer for small businesses, national and international organizations in a variety of industries.



Chad Walter
VP, Sales & Marketing

Chad brings over 25 years of leadership in cybersecurity sales, marketing, and business development to his role at IGI. His vast knowledge of all the areas related to technology and cybersecurity provide the leadership necessary to drive outcomes.

IGI Key Leaders



Brian Drake
Director of Technology Development

Brian brings a wealth of knowledge from technology and software development industry. With many years experience of developing and coding, he is the chief architect behind the patented Nodeware® platform and is responsible for future technology ideation and creation for IGI.



Megan Brandow
Director of Marketing

Megan brings a multifaceted approach to leading IGI's marketing organization from her experience in marketing and PR in the IT and security industry. She drives the complete marketing program for IGI's cybersecurity software and services divisions, including digital marketing, social media, PR, and corporate messaging.



Frank Raimondi
VP, Channel Development

A strategic channel marketing professional, Frank brings together organizations to develop strategies and programs producing high value outcomes. With 30+ years in the technology channels, Frank utilizes his strong relationships with vendors, distributors and reseller partners, to drive strategy and growth.

IGI Board



Don Reeve, Chairman, Independent Director

Since January 2013, he has been the principal partner at ReTech Services, LLC, a management consulting practice. Previously, Mr. Reeve was Senior Vice President and Chief Information Officer for Wegmans Food Markets, Inc. (Wegmans). Mr. Reeve serves on the Board of Directors of ESL Federal Credit Union, a full-service financial institution. He also serves on the Board of Directors of Veterans Outreach Center of Rochester. Mr. Reeve brings to the Board the experience of managing the IT requirements for a growing company in a competitive environment.



Teresa Bair, Independent Director Nominee

Since October 2021, she has been Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of Kura Oncology, Inc. (Nasdaq: KURA). Previously, from June 2015 until October 2021, Ms. Bair held various legal positions with Athenex, Inc. (Nasdaq: ATNX). Prior to that, she was as a Partner with Harris Beach, PLLC, a full-service law firm. Ms. Bair serves on the Board of Directors of BirchBioMed Inc., a clinical-stage anti-scarring biomedical company. Ms. Bair brings to the board over 25 years of in-house and law firm experience, including significant experience in public company compliance and corporate governance.



Kenneth Edwards, Independent Director Nominee

Since 2016, he has been Chief Financial Officer of EdisonLearning, Inc., an education management company. Mr. Edwards serves on the Board of Directors of SilverSun Technologies, Inc. (Nasdaq: SSNT), a provider of transformational business technology solutions and services. He is a certified public accountant. Mr. Edwards brings to the board over 40 years of experience in the accounting and finance industry.

Market Landscape

61% of CIOs plan to increase security spending

Source: Gartner

The number of reported data breaches jumped **68%** in 2021

Source: Identity Theft Resource Center

Global Cybersecurity Spending (Billions $)



$262.4
$301.8
$347.0
$399.0
$458.9
2021
2022
2023
2024
2025

Source: Cybersecurity Ventures

Market & Demand Drivers

- **Vulnerability Management SaaS**
  - Increased action around addressing exposure points
- **Fragmented Approach from Vendors**
- **Heightened awareness and sensitivity to cyber risks due to global events and high-profile breaches**
- **Increasing Compliance Due to Regulations**

IGI

Market Landscape

Global Revenue of the SaaS Market by Region (Billions $)



$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
9% CAGR
13% CAGR
2020
2021
2022
2023
2024
2025
2026
Americas
Europe

Source: Statista Software as a Service Report 2021

US IT Consulting Market (Billions $)



$15.2
$15.6
$15.2
$15.2
$16.0
$17.0
$17.7
$18.5
$19.2
4.0% CAGR
2018
2019
2020
2021
2022
2023
2024
2025
2026

The US IT Security Consulting industry will see steady growth over the next several years as corporate and industry budgets will expand as it relates to IT and Cyber Security.

Source: IBIS World IT Consulting Industry in the US - Market Research Report September, 2021

Cyber-attacks predicted to add 200-300 basis points of growth – equates to 20% growth YoY in 2022

Source: CNBC 02/24/22

IGI

Channel & GTM Strategy

Channel Relationships – 75%

- Telarus – largest Technology Services Distributor in NA
- Staples – provides exposure to >100K business customers
- TD SYNNEX – multi $B distribution network to resellers & end users
- Perspecta – large government-focused prime contractor
- Integris – large national MSP

Direct – 25%

- Manufacturing
- Supply Chain
- Business Services

MSP Focused Recruitment

- JS Group
- Partner Optimizer
- ASCII
- 7Knots Digital

IGI

IGI The Cybersecurity People™

Cybersecurity Services



Highlights

- Cybersecurity services growth 22.2% YoY with recurring revenue
- Experienced leadership and service delivery team
- Channel relationships - Telarus, Large MSPs
- Strategic security overlay to MSPs and end customer's IT organizations

Demand & Growth



- **80%** of executive leaders see value in conducting cyber risk assessments
- **61%** of organizations' cybersecurity teams are understaffed

Source: ISACA's State of Cybersecurity 2021

Cybersecurity Services Demand Drivers

Increase in Cyber Criminality

- Focused and targeted attacks boost demand for security services. Defense alone is no longer sufficient against cybercriminals.

Fully-Remote and Hybrid Workforces

- Cybersecurity needs and requirements have had to adapt to the shift in work environments.

Lack of IT Expertise

- Shortage of in-house cyber resources and pressure to adopt new technologies drives demand to partner with cybersecurity service providers.

IGI

IGI Cybersecurity Services

Build a more effective, more resilient cyber defense for your business with comprehensive, people-driven cybersecurity

CISO Team-as-a-Service™

Provide recurring and ongoing cybersecurity leadership and team approach for SMEs/SMBs to leverage

Security Assessments

In-depth comprehensive risk management assessment that identify potential risks to expand your security posture with a complete security program

PenLogic™

Logical, proactive approach to penetration testing with scheduled penetration testing, post-remediation penetration testing, and monthly baseline testing

Incident Response

Detection and analysis of cyber incidents to quickly reduce the impact on your business

> "It's very reassuring and helpful to have experts that don't want to just give you an answer and move on, but seem to be invested in the cybersecurity and overall well-being of the company.
>
> **- IGI Client, Manufacturing**

IGI
CyberLabs

Cybersecurity SaaS Solutions

Highlights

- Growing ARR
- Nodeware® Platform
  - $3M investment
  - SaaS-based recurring revenue
- Channel relationships – Telarus, TD SYNNEX, Staples, other MSPs
- In-house and domestic development teams driving patent portfolio

Nodeware® SaaS Vulnerability Management

Easy-to-use vulnerability management solution that provides complete and continuous visibility of your network, its assets, and the vulnerabilities that put your business at risk

- Simple and easy to use for MSPs or IT Admins; no security certification required
- Provides MSPs an easy bundle with services
- Scalable across multiple networks and customers
- Ability for MSPs to manage multiple customer environments in single pane of glass
- Scan during normal business hours with no impact to the network
- Immediate device recognition and alerts
- Patented & developed by cybersecurity practitioners
- Easy installation with proven APIs for integration options

Nodeware® Dashboard



nodeware
Elements
Customers
Sensors
Subscription
Reports
Support
Sales Demo
Av Average Score
957
0
1000
Cu Customers
3
46 Assets
40 Internal
6 External
IGI Cybersecurity News
4/25 How Partnerships Enhance Cybersecurity Capabilities of SMBs
4/14 Cyber Insurance: Top 10 Ways to Reduce Risk and, Potentially, Your Premium
4/14 The 6 Main Pillars of Cyber Readiness for SMBs
4/1 Meet the Cybersecurity People: Freda Briggman
3/30 Building a Culture of Cybersecurity
3/14 Hacktivism: Does It Do More Harm than Good?
2/28 Getting Started: From CIS Controls to SMB IT Governance
IGI Cybersecurity Newsroom
nodeware
Need help getting connected?
Step by step deployment guides and more at support.nodeware.com
Is Inventory Scans
292.3M
Worldwide
Vs Vulnerability Scans
293.1M
Worldwide
Pr Protected Assets
297.7K
Worldwide

IGI

IGI CyberLabs

Competitive Analysis

	Nodeware®	Qualys®	tenable.io®	nexpose®	Nessus®
Low Total Cost of Ownership	$750/year	$2,495/year	$2,190/year	$2,000/year	$2,190/year
New Device Alerts	✓	✗	✗	✗	✗
Critical Vulnerability Alerts	✓	✗	✗	✗	✗
Low Network Utilization	✓	✗	✗	✗	✗
Automatic Scan Configuration	✓	✗	✗	✗	✗
Easily Integrated API	✓	✗	✓	✗	✗
Continuous Monitoring	✓	✓	✓	✗	✗
Cloud Managed	✓	✓	✓	✗	✗

✓ - Included in Standard Product

✗ - Not Included / Requires Configuration / Deprecated

IGI

Market Penetration to US Market

- 6M+ SMEs in US (5-500 employees)
  - Unpatched and unknown vulnerabilities the source of 60%+ breaches
- Distribution drives growth
  - Telarus, TD SYNNEX, Staples & large MSPs today, more in negotiation
  - Outside US fuels greater growth


1.25%
5%
10%

Est. US Market Penetration (%)	Est. US Market Opportunity (ARR)
1.25%	~$15.8M+
5.0%	~$63.1M+
10%	~$126M+

IGI

IGI

Highlights

- Cybersecurity focus
- Combination of SaaS & Professional Services
- Channel-focused GTM
- SaaS-based recurring revenue
- Patent Portfolio



Our Approach

- Growing, public cybersecurity company (OTCQB:IMCI), positioned for continued success in cyber industry
  - Growth oriented recurring cybersecurity revenue
  - 20 years of cybersecurity background and pedigree
  - In-house & domestic development teams
- Uniquely positioned with expert service delivery team and its own patented SaaS platform
  - Additional IP portfolio being developed
- Channel relationships - Telarus, TD SYNNEX, Staples, Perspecta, Large National MSPs
- Key team members have significant M&A experience
  - Strategic plan for roll-up of niche cybersecurity companies
  - Mid-market consolidation strategy can drive rapid top line growth and shareholder value
- IGI leadership and management teams can oversee successful transitions

Why Invest

Cybersecurity company positioned for continued success in rapidly growing cyber industry

Unrecognized Value in Stock Price

Undervalued – Market is showing minimum 3-5x revenues for cyber companies

Combination of SaaS Solutions & Services

Greater diversity enables IGI to grow across the industry and stay ahead of the curve in rapidly-growing industry

Strategic Roll-up

Driving midmarket consolidation of cybersecurity companies provides significant advantages and creates greater corporate valuation

IGI